EXHIBIT 99

RPC, Inc. Board of Directors Authorizes Expansion of Stock Buyback Program

ATLANTA, June 5, 2013 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors approved an increase of 5.0 million shares to its stock repurchase program.  The Company’s repurchase program does not have an expiration date.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc., please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net